Exhibit 99

CyberOptics Reports On-Target First Quarter Earnings

Improved Second Quarter Results Forecasted

Minneapolis, MN—April 25, 2012—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the first quarter of 2012 ended March 31.

▪	Consolidated sales totaled $11.3 million, compared to $13.4 million in the first quarter of 2011, reflecting the absence of solar sensor sales and weakness in SMT alignment sensors due to semiconductor and solar market conditions.

▪	Operating income of $92,000 was down from $1.1 million in last year’s first quarter.

▪	Net income came to $92,000 or $0.01 per diluted share, compared to $846,000 or $0.12 per diluted share in the year-earlier period.

▪	Cash and marketable securities increased $837,000 to $31.4 million at March 31, 2012 from $30.5 million at December 31, 2011. Cash reserves at the end of this year’s first quarter also were up substantially from $22.4 million at March 31, 2011.

Kathleen P. Iverson, chief executive officer and chair, commented: “We believe CyberOptics’ first quarter results, which were consistent with our previously issued guidance for this period, likely marked the trough of a multi-quarter cyclical downturn in the global electronics industry. We have remained profitable throughout this downturn, in addition to significantly increasing our share of the automated optical inspection (AOI) market with our family of QX products. This performance validates the strong emphasis that we have placed in recent years on developing next-generation inspection systems, which have enabled CyberOptics to compensate for short-term weakness in our SMT and solar alignment sensor businesses. By establishing a strong foundation for future growth and profitability, we anticipate improved operating results in future quarters as the global electronics market recovers from its recent period of weakness.”

She continued: “In addition to generally weak market conditions, CyberOptics’ operating results also reflect the normal seasonal slowdown that we typically experience in the first and fourth quarters of most years. Even so, first quarter sales of inspection systems increased 3% from the year-earlier period to $5.6 million, paced by the 39% year-over-year sales growth of our best-in-class AOI system products, which are based upon CyberOptics’ unique strobed inspection module technology. Our QX500 AOI sales gained momentum late in the first quarter when Asian original design manufacturers (ODMs) started placing significant orders. During the quarter, we also realized the initial sales of our new QX100 off-line AOI tabletop system, which is aimed at expanding our served market. Altogether, we gained 13 new AOI customers in this year’s first quarter.”

Iverson added, “As anticipated, sales of SMT alignment sensors declined from the year-earlier period due to sluggish semiconductor and solar market conditions. We believe sales should start rebounding in the second half of the year. Also as forecasted, sales of solar sensors, which accounted for $1.6 million of revenue in the first quarter of 2011, were virtually nil in this year’s first quarter, reflecting the continued impact of excess production capacity in the photovoltaic cell market. We do not anticipate any material strengthening in the solar market until later in 2012.”

Looking ahead to the second quarter, sales of inspection systems are expected to post strong year-over-year, double-digit growth, paced by continued strengthening of AOI product sales, including the new QX100 tabletop system. As stated previously, Asian ODMs started placing significant AOI orders late in the first quarter, consistent with the fact that most new production capacity is installed during the second and third quarters. CyberOptics ended the first quarter with an order backlog of $5.6 million, up from $4.9 million at the end of last year’s fourth quarter. Given these factors, CyberOptics is forecasting improved operating results for the second quarter of 2012 ending June 30. The company is continuing to forecast robust demand for inspection systems and WaferSense products, the introduction of new products, and strengthening demand for both SMT and solar alignment sensors later in the year.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability we achieve in 2012; success of anticipated new OEM and end-user opportunities and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access this call at 1-800-762-8779 with the 4531581 conference ID or by listening to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the first quarter conference call will be available one hour after the call at 303-590-3030 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended March 31,
	2012	2011
Revenue	$11,280	$13,350
Cost of revenue	6,045	6,743
Gross margin	5,235	6,607
Research and development expenses	1,917	1,818
Selling, general and administrative expenses	3,226	3,657
Amortization of intangibles	—	45
Income from operations	92	1,087
Interest income and other	35	86
Income before income taxes	127	1,173
Provision for income taxes	35	327
Net income	$92	$846
Net income per share - Basic	$0.01	$0.12
Net income per share - Diluted	$0.01	$0.12
Weighted average shares outstanding - Basic	6,933	6,891
Weighted average shares outstanding - Diluted	6,982	6,935

Condensed Consolidated Balance Sheets
	March 31, 2012	Dec. 31, 2011
	(Unaudited)
Assets
Cash and cash equivalents	$9,940	$13,791
Marketable securities	11,697	10,640
Accounts receivable, net	10,334	11,909
Inventories	12,550	11,052
Income tax refunds and deposits	187	196
Other current assets	1,367	1,238
Deferred tax assets	2,381	2,518
Total current assets	48,456	51,344

Marketable securities	9,737	6,106
Intangible and other assets, net	783	799
Fixed assets, net	1,555	1,400
Other assets	139	137
Deferred tax assets	3,106	3,130
Total assets	$63,776	$62,916

Liabilities and Stockholders’ Equity
Accounts payable	$5,115	$4,081
Accrued expenses	3,521	4,312
Total current liabilities	8,636	8,393

Other liabilities	1,531	1,554
Total liabilities	10,167	9,947

Total stockholders’ equity	53,609	52,969
Total liabilities and stockholders’ equity	$63,776	$62,916

Backlog Schedule:
2nd Quarter 2012		$4,701
3rd Quarter and beyond		891
Total backlog		$5,592